Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Contacts:
Maryellen Thielen	Robert Block, Christine Ieuter
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Reports Improved First Quarter 2010 Financial Position, Despite Weather Losses

NORTHBROOK, Ill., April 28, 2010 — The Allstate Corporation (NYSE: ALL) today reported results for the first quarter of 2010:

Consolidated Highlights

	Three months ended March 31,
($ in millions, except per share amounts and ratios)	2010	2009	% Change
Consolidated revenues	$7,749	$7,883	(1.7)
Net income (loss)	120	(274)	NM
Net income (loss) per diluted share	0.22	(0.51)	NM
Operating income*	375	454	(17.4)
Operating income per diluted share*	0.69	0.84	(17.9)
Book value per share	32.26	22.65	42.4
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities*	32.83	28.78	14.1
Catastrophe losses	648	516	25.6
Property-Liability combined ratio	98.9	96.8	2.1 pts
Property-Liability combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)*	89.1	88.9	0.2 pts

NM = not meaningful

* Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the “Definitions of Non-GAAP and Operating Measures” section of this document.

“The programs we put in place over the last two years continue to serve Allstate well and helped offset near record catastrophe losses caused by severe weather in the first quarter,” said Thomas J. Wilson, chairman, president and chief executive officer of The Allstate Corporation.  “Improving customer loyalty to drive growth in auto insurance is a key priority and our results continued to improve in the first quarter.  Allstate Financial made additional progress in reinventing its strategy by discontinuing the sale of fixed annuities through financial institutions and growing the workplace business, which is now the second largest insurance provider of voluntary workplace benefits in the U.S.

“Allstate generated operating income of $375 million and net income of $120 million for the quarter.  The underlying combined ratio was in line with our full year outlook and our risk mitigation and return optimization strategies resulted in strong investment results.  The net result is that book value per share is 42% higher than a year ago and up 5% over year end,” said Wilson.

Consolidated Financial Results

Allstate’s first quarter 2010 net income was $120 million compared to a net loss of $274 million in the first quarter of 2009 primarily due to the absence of one-time charges incurred in 2009 reflecting the decline in investment valuations.  Operating income was $375 million in the first quarter of 2010 compared to $454 million in the same period of 2009, reflecting a decline in Property-Liability operating income, partly offset by higher Allstate Financial operating income. Total revenues for the first quarter of 2010 were $7.7 billion, a decline of 1.7% compared to the first quarter of 2009, primarily due to lower net investment income.

Property-Liability Combined Ratio Reflects Impact of Near Record First Quarter Catastrophes

Allstate’s Property-Liability business produced a combined ratio of 98.9 in the first quarter of 2010 compared to 96.8 in the prior year quarter.  The underlying combined ratio, which excludes catastrophes and prior year reserve reestimates, was 89.1 in the first quarter of 2010 compared to 88.9 in the same period of 2009 and was in the middle of management’s full year outlook range of 88 to 90.  Catastrophe losses in the first quarter of 2010 ($648 million in 2010 versus $516 million in 2009) were the second highest for a first quarter in Allstate’s history with 11 events, including a March winter storm that caused property losses in 24 states estimated at $250 million.

Allstate brand standard auto premiums written* for the first quarter of 2010 increased 1.1% compared to the prior year first quarter reflecting a 3.0% increase in average premium and a slight increase in retention.  This increase was partly offset by declines in policies in force.  New issued applications declined 10.9% compared to the prior year quarter as actions to improve profitability in Florida and California resulted in lower new business levels.  Despite the overall decline, new issued applications increased during the quarter in most states where enhanced discounts for multi-line customers have been introduced.  The Allstate brand standard auto combined ratio was 94.4, an increase of 1.1 points from the first quarter of 2009, due to higher loss costs.

Allstate brand homeowners premiums written for the first quarter of 2010 increased 1.5% compared to the same period a year ago, as a 7.0% increase in average premium was partly offset by a 4.1% decline in policies in force.  The combined ratio was 111.3 in the first quarter of 2010 compared to 106.8 in the prior year quarter, reflecting higher catastrophe losses partly offset by lower non-catastrophe claim costs.  Allstate continues to implement measures to address financial results for this business, including rate increases averaging 7.4% in 6 states that were approved during the quarter.

Allstate Financial Makes Progress on Profitability Strategies

Allstate Financial continues to reinvent its business model with the goals of producing higher returns, reducing concentrations in products with returns dependent on investment spread, and focusing on the Allstate customer base serviced primarily by Allstate agencies.  Total premiums and deposits* declined 27.9% in the first quarter of 2010 when compared to the prior year quarter as fixed annuity sales declined by 52.3%.  As part of its strategic repositioning, the company discontinued offering new business through financial institutions as of March 31, 2010.  Premiums and deposits on mortality and morbidity products (underwritten products) increased 18.8% driven by increases in voluntary accident and health policies sold through the Allstate Workplace Division and to a lesser degree increased sales through Allstate agencies.

Allstate Financial produced net income of $4 million in the first quarter of 2010 compared to a net loss of $327 million in the 2009 quarter.  The improvement included a decrease in deferred acquisition and deferred sales inducement (DAC) charges, a decrease in realized net capital losses and higher operating income.  DAC charges related to the annual unlocking of assumptions resulted in a favorable $8 million, after-tax, credit in the first quarter of 2010 compared to an unfavorable $209 million, after-tax, charge in the prior year quarter.  The 2009 DAC charges included a write-off of substantially all costs associated with market value adjusted annuities due to lower expected profit levels.

Allstate Financial operating income was $139 million in the first quarter of 2010 compared to $85 million in the prior year quarter.  The increase was related to lower DAC amortization and a higher investment spread, partly offset by a lower benefit spread.  DAC amortization declined primarily due to a lower amortization rate on fixed annuities and the annual unlocking of assumptions.  The annual unlock of assumptions had a favorable impact on operating income of $26 million, after-tax, in the first quarter of 2010 compared to $15 million, after-tax, in the first quarter of 2009.  The investment spread increased 27.7% from the prior year quarter due to lower amortization of deferred sales inducements, partly offset by lower net investment income.  The benefit spread declined 5.3% from the prior year quarter due to adverse mortality experience, partly offset by growth in the accident and health products.

Proactive Investment Strategies Provide Both Protection and Returns

Allstate’s investment strategies and improved capital market conditions increased total investments to $100.2 billion at March 31, 2010, a $390 million improvement over December 31, 2009.  Increases in investment valuations benefited pre-tax unrealized net losses, which declined to $849 million at March 31, 2010 from $2.3 billion at December 31, 2009. The improvement resulted from a decrease of $1.3 billion in fixed income unrealized net losses and an increase of $192 million in equity unrealized net gains.

The improved valuations were primarily driven by Allstate’s decision to maintain a significant exposure to corporate credit, as narrowing credit spreads favorably impacted fixed income securities, and from positive equity returns during the quarter.  Consistent with the company’s economic outlook, the investment strategy to reduce exposure to commercial real estate and municipal bonds continued in the first quarter.  The portfolio continues to maintain an overall defensive position against rising interest rates.

Net investment income for the first quarter of 2010 was $1.1 billion, 10.7% less than the first quarter of 2009, and 2.4% less than the fourth quarter of 2009.  The declines primarily resulted from lower short-term interest rates and duration-shortening actions taken to protect the portfolio from rising interest rates.  Net investment income in the Property-Liability portfolio totaled $304 million in the first quarter of 2010, an 11.6% decline from the prior year quarter, while Allstate Financial’s net investment income was $731 million, a 10.7% decline for the same period.

Net realized capital losses for the first quarter of 2010 were $348 million, pre-tax, compared to $359 million in the prior year quarter.  The first quarter of 2010 reflected $223 million of impairment write-downs primarily related to residential and commercial real estate exposure, $32 million of intent write-downs primarily related to municipal securities, and $185 million of derivative net losses, partly offset by net realized gains of $88 million from sales.  Derivative losses from Allstate’s risk mitigation and return optimization programs totaled $161 million in the first quarter of 2010 and stemmed primarily from options on interest rate swaps used to protect the fixed income portfolio.

Allstate’s Capital Position Improves

“The book value improvement we’ve seen during the quarter is a positive reflection of the proactive management of our investment portfolio and our business unit strategies,” said Don Civgin, senior vice president and chief financial officer.  “These results provide us with ample capital to focus on our priorities for 2010.”

Book value per share grew to $32.26 at March 31, 2010 compared to $30.84 at December 31, 2009 and $22.65 at March 31, 2009.  Statutory surplus at March 31, 2010 was an estimated $15.4 billion for Allstate Insurance Company, including $3.4 billion at Allstate Life Insurance Company.  This is compared to statutory surplus of $15.0 billion for Allstate Insurance Company at December 31, 2009 and $13.1 billion at March 31, 2009.  A total of $3.0 billion in deployable assets were available at the holding company level at March 31, 2010 to cover the company’s relatively low annual fixed charges.

*     *     *     *     *

Visit www.allstateinvestors.com to view additional information about Allstate’s first quarter results, including a webcast of its quarterly conference call.  The conference call will be held at 9 a.m. ET on Thursday, April 29, 2010.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate is reinventing protection and retirement to help more than 17 million households insure what they have today and better prepare for tomorrow.  Consumers access Allstate insurance products (auto, home, life and retirement) and services through Allstate agencies, independent agencies, and Allstate exclusive financial representatives in the U.S. and Canada, as well as via www.allstate.com and 1-800 Allstate®.

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended March 31,
	2010	2009
	(unaudited)
Revenues
Property-liability insurance premiums	$6,503	$6,582
Life and annuity premiums and contract charges	544	484
Net investment income	1,050	1,176
Realized capital gains and losses:
Total other-than-temporary impairment losses	(250)	(725)
Portion of loss recognized in other comprehensive income	(5)	—
Net other-than-temporary impairment losses recognized in earnings	(255)	(725)
Sales and other realized capital gains and losses	(93)	366
Total realized capital gains and losses	(348)	(359)
	7,749	7,883

Costs and expenses
Property-liability insurance claims and claims expense	4,792	4,720
Life and annuity contract benefits	442	387
Interest credited to contractholder funds	463	579
Amortization of deferred policy acquisition costs	1,014	1,397
Operating costs and expenses	829	801
Restructuring and related charges	11	45
Interest expense	92	88
	7,643	8,017
Gain on disposition of operations	1	3

Income (loss) from operations before income tax (benefit) expense	107	(131)

Income tax (benefit) expense	(13)	143

Net income (loss)	$120	$(274)

Earnings per share:

Net income (loss) per share - Basic	$0.22	$(0.51)

Weighted average shares - Basic	540.5	538.9

Net income (loss) per share - Diluted	$0.22	$(0.51)

Weighted average shares - Diluted	541.8	538.9

Cash dividends declared per share	$0.20	$0.20

THE ALLSTATE CORPORATION

SEGMENT RESULTS

($ in millions, except ratios)	Three months ended
	March 31,
	2010	2009
Property-Liability

Premiums written	$6,258	$6,269

Premiums earned	$6,503	$6,582
Claims and claims expense	(4,792)	(4,720)
Amortization of deferred policy acquisition costs	(925)	(949)
Operating costs and expenses	(704)	(678)
Restructuring and related charges	(11)	(27)
Underwriting income	71	208

Net investment income	304	344
Periodic settlements and accruals on non-hedge derivative instruments	(1)	(3)
Income tax expense on operations	(88)	(135)

Operating income	286	414

Realized capital gains and losses, after-tax	(123)	(316)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	1	2

Net income	$164	$100

Catastrophe losses	$648	$516

Operating ratios:
Claims and claims expense ratio	73.7	71.7
Expense ratio	25.2	25.1
Combined ratio	98.9	96.8

Effect of catastrophe losses on combined ratio	10.0	7.8

Effect of prior year reserve reestimates on combined ratio	(0.4)	(0.8)

Effect of catastrophe losses included in prior year reserve reestimates on combined ratio	(0.2)	(0.9)

Effect of Discontinued Lines and Coverages on combined ratio	0.1	0.1

Allstate Financial
Investments	$62,336	$59,576

Premiums and deposits	$1,105	$1,533

Premiums and contract charges	$544	$484
Net investment income	731	819
Periodic settlements and accruals on non-hedge derivative instruments	17	1
Contract benefits	(442)	(387)
Interest credited to contractholder funds	(463)	(542)
Amortization of deferred policy acquisition costs	(58)	(109)
Operating costs and expenses	(120)	(121)
Restructuring and related charges	—	(18)
Income tax expense on operations	(70)	(42)

Operating income	139	85

Realized capital gains and losses, after-tax	(105)	(170)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	(2)	(19)
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	(18)	(224)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(11)	(1)
Gain on disposition of operations, after-tax	1	2

Net income (loss)	$4	$(327)

Corporate and Other
Net investment income	$15	$13
Operating costs and expenses	(97)	(90)
Income tax benefit on operations	32	32

Operating loss	(50)	(45)

Realized capital gains and losses, after-tax	2	(2)

Net loss	$(48)	$(47)

Consolidated net income (loss)	$120	$(274)

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	March 31,	December 31,
	2010	2009
	(unaudited)
Assets
Investments:
Fixed income securities, at fair value (amortized cost $82,486 and $81,243)	$81,284	$78,766
Equity securities, at fair value (cost $3,436 and $4,845)	3,807	5,024
Mortgage loans	7,639	7,935
Limited partnership interests	2,802	2,744
Short-term, at fair value (amortized cost $2,482 and $3,056)	2,482	3,056
Other	2,209	2,308
Total investments	100,223	99,833
Cash	704	612
Premium installment receivables, net	4,823	4,839
Deferred policy acquisition costs	5,186	5,470
Reinsurance recoverables, net	6,415	6,355
Accrued investment income	904	864
Deferred income taxes	1,440	1,870
Property and equipment, net	954	990
Goodwill	874	875
Other assets	1,804	1,872
Separate Accounts	9,059	9,072
Total assets	$132,386	$132,652
Liabilities
Reserve for property-liability insurance claims and claims expense	$19,420	$19,167
Reserve for life-contingent contract benefits	13,052	12,910
Contractholder funds	51,027	52,582
Unearned premiums	9,575	9,822
Claim payments outstanding	763	742
Other liabilities and accrued expenses	5,992	5,726
Long-term debt	5,910	5,910
Separate Accounts	9,059	9,072
Total liabilities	114,798	115,931

Equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	—	—
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 538 million and 537 million shares outstanding	9	9
Additional capital paid-in	3,152	3,172
Retained income	31,514	31,492
Deferred ESOP expense	(44)	(47)
Treasury stock, at cost (362 million and 363 million shares)	(15,782)	(15,828)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital losses on fixed income securities with OTTI	(384)	(441)
Other unrealized net capital gains and losses	(172)	(1,072)
Unrealized adjustment to DAC, DSI and insurance reserves	472	643
Total unrealized net capital gains and losses	(84)	(870)
Unrealized foreign currency translation adjustments	60	46
Unrecognized pension and other postretirement benefit cost	(1,265)	(1,282)
Total accumulated other comprehensive loss	(1,289)	(2,106)
Total shareholders’ equity	17,560	16,692
Noncontrolling interest	28	29
Total equity	17,588	16,721
Total liabilities and equity	$132,386	$132,652

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)	Three months ended March 31,
	2010	2009
	(Unaudited)
Cash flows from operating activities
Net income (loss)	$120	$(274)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	16	(74)
Realized capital gains and losses	348	359
Gain on disposition of operations	(1)	(3)
Interest credited to contractholder funds	463	579
Changes in:
Policy benefits and other insurance reserves	188	(244)
Unearned premiums	(261)	(330)
Deferred policy acquisition costs	30	381
Premium installment receivables, net	24	71
Reinsurance recoverables, net	(72)	(81)
Income taxes	73	1,443
Other operating assets and liabilities	36	(305)
Net cash provided by operating activities	964	1,522
Cash flows from investing activities
Proceeds from sales:
Fixed income securities	4,930	4,483
Equity securities	1,990	1,872
Limited partnership interests	146	154
Mortgage loans	3	12
Other investments	37	16
Investment collections:
Fixed income securities	1,122	1,203
Mortgage loans	263	472
Other investments	18	31
Investment purchases:
Fixed income securities	(7,099)	(5,425)
Equity securities	(556)	(1,933)
Limited partnership interests	(185)	(144)
Mortgage loans	(1)	(10)
Other investments	(43)	—
Change in short-term investments, net	411	707
Change in other investments, net	(49)	(48)
Disposition of operations	—	12
Purchases of property and equipment, net	(24)	(53)
Net cash provided by investing activities	963	1,349
Cash flows from financing activities
Contractholder fund deposits	828	1,298
Contractholder fund withdrawals	(2,569)	(3,577)
Dividends paid	(107)	(220)
Treasury stock purchases	(5)	(3)
Shares reissued under equity incentive plans, net	14	—
Excess tax benefits on share-based payment arrangements	(2)	(6)
Other	6	59
Net cash used in financing activities	(1,835)	(2,449)
Net increase in cash	92	422
Cash at beginning of period	612	415
Cash at end of period	$704	$837

Definitions of Non-GAAP and Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP and operating financial measures.  Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income is net income (loss), excluding:

•      realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

•      amortization of DAC and DSI, to the extent they resulted from the recognition of certain realized capital gains and losses,

•      gain (loss) on disposition of operations, after-tax, and

•      adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income (loss) is the GAAP measure that is most directly comparable to operating income.

We use operating income as an important measure to evaluate our results of operations.  We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items.  Realized capital gains and losses and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process.  Consistent with our intent to protect results or earn additional income, operating income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes.  These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g., net investment income and interest credited to contractholder funds) or replicated investments.  Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends.  Accordingly, operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business.  A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods.  Operating income is used by management along with the other components of net income (loss) to assess our performance.  We use adjusted measures of operating income and operating income per diluted share in incentive compensation.  Therefore, we believe it is useful for investors to evaluate net income (loss), operating income and their components separately and in the aggregate when reviewing and evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator.  Operating income should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of our business.

The following table reconciles operating income and net income (loss) for the three months ended March 31, 2010 and 2009.

For the three months ended March 31,	Property-Liability		Allstate Financial		Consolidated		Per diluted share
($ in millions, except per share data)	2010	2009	2010	2009	2010	2009	2010	2009
Operating income	$286	$414	$139	$85	$375	$454	$0.69	$0.84
Realized capital gains and losses	(190)	(314)	(162)	(43)	(348)	(359)
Income tax benefit (expense)	67	(2)	57	(127)	122	(129)
Realized capital gains and losses, after-tax	(123)	(316)	(105)	(170)	(226)	(488)	(0.42)	(0.90)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	(2)	(19)	(2)	(19)	—	(0.03)
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	—	—	(18)	(224)	(18)	(224)	(0.03)	(0.42)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	1	2	(11)	(1)	(10)	1	(0.02)	—
Gain on disposition of operations, after-tax	—	—	1	2	1	2	—	—

Net income (loss)	$164	$100	$4	$(327)	$120	$(274)	$0.22	$(0.51)

Underwriting income is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP.  Management uses this measure in its evaluation of the results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results.  It is also an integral component of incentive compensation.  It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance.   Net income (loss) is the most directly comparable GAAP measure.  Underwriting income should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of our business.  A reconciliation of Property-Liability underwriting income to net income (loss) is provided in the “Segment Results” page.

Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio and the effect of prior year non-catastrophe reserve reestimates on the combined ratio.  The most directly comparable GAAP measure is the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses and prior year reserve reestimates.  These catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio.  Prior year reserve reestimates are caused by unexpected loss development on historical reserves.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  We also provide it to facilitate a comparison to our outlook on the 2010 combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates.  The combined ratio excluding the effect of catastrophes and prior year reserve reestimates should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.  A reconciliation of the combined ratio excluding the effect of catastrophes and prior year reserve reestimates to the combined ratio is provided in the following table.

	Three months ended March 31,
	2010	2009
Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)	89.1	88.9
Effect of catastrophe losses	10.0	7.8
Effect of prior year non-catastrophe reserve reestimates	(0.2)	0.1
Combined ratio	98.9	96.8

Effect of prior year catastrophe reserve reestimates	(0.2)	(0.9)

In this news release, we provide our outlook range on the 2010 combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates.  A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes.  Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a ratio that uses a non-GAAP measure.  It is calculated by dividing shareholders’ equity after excluding the impact of unrealized net capital gains and losses on fixed income securities and related DAC, DSI and life insurance reserves by total shares outstanding plus dilutive potential shares outstanding.  Book value per share is the most directly comparable GAAP measure.

We use the trend in book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, in conjunction with book value per share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a measure commonly used by insurance investors as a valuation technique.  Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, should not be considered as a substitute for book value per share, and does not reflect the recorded net worth of our business.  The following table shows the reconciliation.

	As of March 31,
($ in millions, except per share data)	2010	2009

Book value per share
Numerator:
Shareholders’ equity	$17,560	$12,242
Denominator:
Shares outstanding and dilutive potential shares outstanding	544.3	540.5
Book value per share	$32.26	$22.65

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities
Numerator:
Shareholders’ equity	$17,560	$12,242
Unrealized net capital gains and losses on fixed income securities	(309)	(3,314)
Adjusted shareholders’ equity	$17,869	$15,556
Denominator:
Shares outstanding and dilutive potential shares outstanding	544.3	540.5
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities	$32.83	$28.78

Premiums written is the amount of premiums charged for policies issued during a fiscal period.  Premiums earned is a GAAP measure.  Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period.  The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Condensed Consolidated Statements of Financial Position.  A reconciliation of premiums written to premiums earned is presented in the following table.

	Three months ended March 31,
($ in millions)	2010	2009
Premiums written	$6,258	$6,269
Decrease in Property-Liability unearned premiums	245	337
Other	—	(24)
Premiums earned	$6,503	$6,582

Premiums and deposits is an operating measure that we use to analyze production trends for Allstate Financial sales.  It includes premiums on insurance policies and annuities and all deposits and other funds received from customers on deposit-type products including the net new deposits of Allstate Bank, which we account for under GAAP as increases to liabilities rather than as revenue.

The following table illustrates where premiums and deposits are reflected in the condensed consolidated financial statements.

	Three months ended March 31,
($ in millions)	2010	2009
Total premiums and deposits	$1,105	$1,533
Deposits to contractholder funds	(828)	(1,298)
Deposits to separate accounts	(26)	(28)
Change in unearned premiums and other adjustments	38	39
Life and annuity premiums (1)	$289	$246

(1)

Life and annuity contract charges in the amount of $255 million and $238 million for the three months ended March 31, 2010 and 2009, respectively, which are also revenues recognized for GAAP, have been excluded from the table above, but are a component of the Condensed Consolidated Statements of Operations line item life and annuity premiums and contract charges.

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about our outlook for the combined ratio excluding the effect of catastrophes and prior year reserve reestimates for 2010.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected based on the risk factors described below.

•                  Premiums written and premiums earned, the denominator of the underlying combined ratio, may be materially less than projected.  Policyholder attrition may be greater than anticipated resulting in a lower amount of insurance in force.

•                  Unanticipated increases in the severity or frequency of standard auto insurance claims may adversely affect our underwriting results.  Changes in the severity or frequency of claims may affect the profitability of our Allstate Protection segment.  Changes in bodily injury claim severity are driven primarily by inflation in the medical sector of the economy and litigation.  Changes in auto physical damage claim severity are driven primarily by inflation in auto repair costs, auto parts prices and used car prices.  The short-term level of claim frequency we experience may vary from period to period and may not be sustainable over the longer term.  A decline in gas prices, increase in miles driven, and higher unemployment are examples of factors leading to a short-term frequency change.  A significant long-term increase in claim frequency could have an adverse effect on our underwriting results.

We undertake no obligation to publicly correct or update any forward-looking statements.  This news release contains unaudited financial information.

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